EXHIBIT 10.1(h)(2)
Waiver Regarding Restricted Stock Grant Agreements
Kenneth P. Manning, President
Sensient Technologies Corporation
     This is to confirm that on October 12, 2006, the Compensation and Development Committee of the Board of Directors (the “Committee”) of Sensient Technologies Corporation (the “Company”) exercised its authority to waive restrictions contained in outstanding restricted stock grant agreements (“Awards”) between you and the Company by providing that the remaining period of restriction in your outstanding Awards will terminate when you attain age 65 on January 18, 2007, if you are employed by the Company on that date.
     The Committee also expressed an intention to make any future Awards to you with no period of restriction.
     As you know, the restrictions in the Awards would have lapsed in any event when you terminate your employment with the Company after age 65, and eliminating the restrictions when you become 65 is intended to remove any incentive for you to terminate employment prior to the expiration of your employment contract in 2010.
John L. Hammond, Secretary